Exhibit 99.1

SYSCO REPORTS RECORD SALES FOR FISCAL 2015;

STRONG FOURTH QUARTER PERFORMANCE

Local and Corporate-Managed Sales Growth, Category Management Benefits and Improving Expense Management Contribute to Favorable Operating Results

HOUSTON, August 10, 2015 — Sysco Corporation (NYSE: SYY) today announced financial results for its fourth quarter and fiscal year ended June 27, 2015.*

Fourth Quarter Fiscal 2015 Highlights

•	Sales increased 0.9% to $12.4 billion;

•	Gross profit increased 3.0% to $2.2 billion; gross margin increased 35 basis points to 17.9%;

•	Adjusted operating income increased 5.8% to $509 million; and

•	Adjusted EPS increased 6.1% to $0.52.

Fiscal 2015 Highlights

•	Sales increased 4.7% to $48.7 billion;

•	Gross profit increased 4.5% to $8.6 billion; gross margin was flat at 17.6%;

•	Adjusted operating income increased 3.4% to $1.8 billion;

•	Adjusted EPS increased 5.1% to $1.84; and

•	Cash flow from operations was $1.6 billion; and free cash flow was $1.0 billion.

“I am pleased with our results for fiscal 2015 and particularly encouraged by our performance in the fourth quarter,” said Bill DeLaney, Sysco president and chief executive officer. “For the year, we delivered solid earnings growth on an adjusted basis by providing our customers with excellent service, growing our business with both our locally and corporate managed customers, and stabilizing our gross margins by successfully implementing several value-added commercial initiatives. Our expense management improved in the fourth quarter and contributed to our six percent growth in adjusted operating income. Looking forward, we remain highly focused on supporting the success of our customers, profitably growing our business and improving our return on invested capital. As previously announced, we plan to repurchase an incremental $3 billion in Sysco shares over the next two years, including $1.5 billion through an accelerated share repurchase in Fiscal 2016. We will also continue to further evaluate opportunities to optimize our capital structure.”

*	Financial comparisons presented in this release are compared to the same period in the prior year. Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include merger-related costs. A reconciliation of non-GAAP measures is included in this release.

Fourth Quarter Fiscal 2015 Summary

Sales for the fourth quarter were $12.4 billion, an increase of 0.9% compared to the same period last year. Food cost inflation was flat, as measured by the estimated change in Sysco’s product costs, with modest inflation in the meat, poultry and frozen categories, offset by modest deflation in the dairy, produce and seafood categories. In addition, sales from acquisitions (completed within the last 12 months) increased sales by 0.4%, and the impact of changes in foreign exchange rates decreased sales by 1.4%. Case volume for the company’s Broadline operations grew 3.6% during the quarter, and approximately 3.2% excluding acquisitions. Case volume for Broadline and SYGMA operations combined grew 2.2% and approximately 1.9% excluding acquisitions.

Gross profit was $2.2 billion, an increase of 3.0% compared to the same period last year. Gross margin increased 35 basis points to 17.9%.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $36 million, or 2.2%, compared to the same period last year, due mainly to higher payroll expenses which were driven by higher case volume and incentive accruals. Adjusted operating income was $509 million, an increase of $28 million, or 5.8%, compared to the same period last year.

Adjusted interest expense was $36 million, an increase of $8 million compared to the same period last year. Adjusted net earnings were $309 million, an increase of $17 million, or 5.7%, compared to the same period last year. Adjusted diluted EPS was $0.52, which was 6.1% higher compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses increased $368 million, or 21%, compared to the same period last year, primarily due to $313 million in merger termination expenses. Operating income was $121 million, a decrease of $304 million, or 72%, compared to the same period last year. Interest expense was $77 million, including the impact of $41 million in debt financing costs related to the merger with US Foods. Net earnings were $73 million, a decrease of $181 million, or 71%, compared to the same period last year. Diluted EPS was $0.12, which was 72% lower compared to the same period last year.

Fiscal 2015 Summary

Sales for fiscal 2015 were $48.7 billion, an increase of 4.7% compared to the same period last year. Food cost inflation was 3.7%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat, dairy and poultry categories. In addition, sales from acquisitions (completed within the last 12 months) contributed 0.6% to sales, and the impact of changes in foreign exchange rates decreased sales by 1.0%. Case volume for the company’s Broadline operations grew 3.1%, and approximately 2.8% excluding acquisitions. Broadline and SYGMA operations combined grew 2.6%, and approximately 2.4% excluding acquisitions.

Gross profit was $8.6 billion, an increase of 4.5% compared to the same period last year. Gross margin was flat at 17.6%.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $312 million, or 4.8%, compared to the same period last year, due mainly to higher payroll expenses which were driven by higher case volume and incentive accruals. Adjusted operating income was $1.8 billion, an increase of $58 million, or 3.4%, compared to the same period last year. Adjusted interest expense was $116 million and was flat compared to the same period last year. Adjusted net earnings were $1.1 billion, an increase of $66 million, or 6.4%, compared to the same period last year. Adjusted diluted EPS was $1.84, which was 5.1% higher compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses increased $728 million, or 11.0%, compared to the same period last year, primarily due to an increase in in adjusted operating expenses noted above as well as a $416 million increase in certain items that primarily related to merger integration planning and termination expenses. Operating income was $1.2 billion, a decrease of $358 million, or 23%, compared to the same period last year. Interest expense was $255 million, including the impact of $138 million in merger financing costs. Net earnings were $687 million, a decrease of $245 million, or 26%, compared to the same period last year. Diluted EPS was $1.15, which was 27% lower compared to the same period last year.

Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $518 million for fiscal 2015, which was $21 million higher than the same period last year. The primary areas for investment included fleet replacements, business technology and facility expansions and replacements.

Cash flow from operations was $1.6 billion for fiscal 2015, which was $63 million higher compared to the same period last year. Free cash flow was $1.0 billion, which was $42 million higher compared to the same period last year. Both cash flow from operations and free cash flow would have been approximately $280 million higher after adjusting for the cash impact of certain items and the difference in timing of pension contributions year-over-year.

Conference Call & Webcast

Sysco’s fourth quarter fiscal 2015 earnings conference call will be held on Monday, August 10, 2015, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at www.sysco.com in the Investors section.

For purposes of public disclosure, Sysco plans to use the investor relations portion of its website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. As a result, a live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section. We encourage investors to consult that section of our website regularly for important information about us.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2015 that ended June 27, 2015, the company generated sales of more than $48 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the fourth quarter of fiscal 2015 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our goals and initiatives to increase profitability, manage expenses and grow our business, and our outlook and expectations for fiscal 2016. The success of our initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not improve and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our various business initiatives. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the accounting treatment of any acquisitions may change based on management’s subjective evaluation. Expectations regarding tax rates are subject to various factors beyond management’s control. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2014, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC, including the Company’s Annual Report on Form 10-K that will be filed for the year ended June 27, 2015. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		52-Week Period Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Sales	$12,401,938	$12,286,992	$48,680,752	$46,516,712
Cost of sales	10,181,774	10,131,136	40,129,236	38,335,677

Gross profit	2,220,164	2,155,856	8,551,516	8,181,035
Operating expenses	2,099,169	1,731,334	7,322,154	6,593,913

Operating income	120,995	424,522	1,229,362	1,587,122
Interest expense	77,281	31,205	254,807	123,741
Other expense (income), net	(25,034)	(7,216)	(33,592)	(12,243)

Earnings before income taxes	68,748	400,533	1,008,147	1,475,624
Income taxes	(4,278)	146,362	321,374	544,091

Net earnings	$73,026	$254,171	$686,773	$931,533

Net earnings:
Basic earnings per share	$0.12	$0.43	$1.16	$1.59
Diluted earnings per share	0.12	0.43	1.15	1.58

Average shares outstanding	595,258,654	586,544,337	592,072,308	585,988,084
Diluted shares outstanding	599,259,889	591,361,869	596,849,034	590,216,220

Dividends declared per common share	$0.30	$0.29	$1.19	$1.15

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	June 27, 2015	June 28, 2014
ASSETS
Current assets
Cash and cash equivalents	$5,130,044	$413,046
Accounts and notes receivable, less allowances of $41,720 and $49,902	3,353,381	3,398,713
Inventories	2,691,823	2,602,018
Deferred income taxes	135,254	141,225
Prepaid expenses and other current assets	93,039	83,745
Prepaid income taxes	90,763	43,225

Total current assets	11,494,304	6,681,972
Plant and equipment at cost, less depreciation	3,982,143	3,985,618
Other assets
Goodwill	1,959,817	1,950,672
Intangibles, less amortization	154,809	177,227
Restricted cash	168,274	145,412
Other assets	229,934	200,212

Total other assets	2,512,834	2,473,523

Total assets	$17,989,281	$13,141,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$70,751	$70,975
Accounts payable	2,881,953	2,831,028
Accrued expenses	1,467,610	1,160,850
Current maturities of long-term debt	4,979,301	304,777

Total current liabilities	9,399,615	4,367,630
Other liabilities
Long-term debt	2,271,825	2,357,330
Deferred income taxes	81,591	121,580
Other long-term liabilities	934,722	1,027,878

Total other liabilities	3,288,138	3,506,788
Commitments and contingencies
Noncontrolling interest	41,304	—
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,213,999	1,139,218
Retained earnings	8,751,985	8,770,751
Accumulated other comprehensive loss	(923,197)	(642,663)
Treasury stock at cost, 170,857,231, and 179,050,186 shares	(4,547,738)	(4,765,786)

Total shareholders’ equity	5,260,224	5,266,695

Total liabilities and shareholders’ equity	$17,989,281	$13,141,113

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	52-Week Period Ended
	June 27, 2015	June 28, 2014
Cash flows from operating activities:
Net earnings	$686,773	$931,533
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	73,766	74,328
Depreciation and amortization	553,021	547,776
Amortization of debt issuance and other debt-related costs	27,943	8,286
Deferred income taxes	(4,705)	(30,665)
Provision for losses on receivables	17,996	34,429
Other non-cash items	(24,205)	2,875
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(11,741)	(236,320)
(Increase) in inventories	(125,232)	(195,845)
(Increase) in prepaid expenses and other current assets	(10,508)	(24,787)
Increase in accounts payable	72,516	392,720
Increase in accrued expenses	464,403	55,838
(Decrease) in accrued income taxes	(32,843)	(18,672)
(Increase) Decrease in other assets	(10,745)	23,552
(Decrease) in other long-term liabilities	(105,501)	(63,753)
Excess tax benefits from share-based compensation arrangements	(15,454)	(8,480)

Net cash provided by operating activities	1,555,484	1,492,815

Cash flows from investing activities:
Additions to plant and equipment	(542,830)	(523,206)
Proceeds from sales of plant and equipment	24,472	25,790
Acquisition of businesses, net of cash acquired	(115,862)	(79,338)
(Increase) in restricted cash	(20,126)	(84)

Net cash used for investing activities	(654,346)	(576,838)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	(129,999)	34,499
Other debt borrowings	5,041,032	36,830
Other debt repayments	(354,007)	(229,507)
Debt issuance costs	(30,980)	(22,175)
Cash paid for settlement of cash flow hedge	(188,840)	—
Proceeds from stock option exercises	240,176	255,613
Treasury stock purchases	—	(332,381)
Dividends paid	(695,274)	(667,217)
Excess tax benefits from share-based compensation arrangements	15,454	8,480

Net cash provided by (used for) financing activities	3,897,562	(915,858)

Effect of exchange rates on cash	(81,702)	642

Net increase in cash and cash equivalents	4,716,998	761
Cash and cash equivalents at beginning of period	413,046	412,285

Cash and cash equivalents at end of period	$5,130,044	$413,046

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$192,939	$128,861
Income taxes	376,508	591,334

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		52-Week Period Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Sales:
Broadline	$9,869,730	$9,723,245	$38,652,212	$36,808,051
SYGMA	1,468,388	1,595,365	6,076,215	6,177,804
Other	1,418,336	1,282,747	5,270,518	4,678,954
Intersegment	(354,516)	(314,365)	(1,318,193)	(1,148,097)

Total	$12,401,938	$12,286,992	$48,680,752	$46,516,712

Effective with the fourth quarter of fiscal 2015, U.S. Meat operations are now reflected in Other. Fiscal 2014 periods have been reclassified to conform to the current year presentation. Intersegment sales represent the eliminations of sales primarily from our Other segment to our Broadline and SYGMA segments.

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		52-Week Period Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Sysco Brand Sales as a % of MA-Served Sales	49.08%	49.01%	49.18%	49.00%
Sysco Brand Sales as a % of Broadline Sales	35.75%	35.85%	35.58%	35.80%
MA-Served Sales as a % of Broadline Sales	40.92%	40.94%	39.79%	39.76%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include multiemployer withdrawal charges (MEPP), severance charges, integration planning, litigation and termination costs in connection with the merger that had been proposed with US Foods, Inc., charges from facility closures and US Foods related financing costs. Additional items in FY14 include a change in estimate of self-insurance and charges from a contingency accrual. These FY15 and FY14 items are collectively referred to as “Certain Items”. In FY14, costs from executive retirement plans restructuring were included within Certain Items; however, because these costs in FY15 are comparable to FY14, these were not included in the Certain Items definition for either period. Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these charges provides an important perspective of underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended Jun. 27, 2015	13-Week Period Ended Jun. 28, 2014	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$2,099,169	$1,731,334	$367,835	21.2%
Impact of severance charges	(1,692)	(2,093)	401	-19.2
Impact of US Foods merger and integration planning costs	(386,558)	(53,803)	(332,755)	NM
Impact of facility closure charges	—	(945)	945	NM

subtotal - Impact of Certain Items on operating expenses	(388,250)	(56,842)	(331,408)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$1,710,919	$1,674,492	$36,427	2.2%

Operating Income (GAAP)	$120,995	$424,522	$(303,527)	-71.5%
Impact of Certain Items on operating income	388,250	56,842	331,408	NM

Operating income adjusted for certain items (Non-GAAP)	$509,245	$481,364	$27,881	5.8%

Interest Expense (GAAP)	$77,281	$31,205	$46,076	NM %
Impact of US Foods financing costs	(41,331)	(3,698)	(37,633)	NM

Adjusted Interest Expense (Non-GAAP)	$35,951	$27,507	$8,443	30.7%

Net earnings (GAAP) (1)	$73,026	$254,171	$(181,145)	-71.3%
Impact of severance charge (net of tax)	930	1,328	(398)	-30.0
Impact of US Foods merger and integration planning costs (net of tax)	212,487	34,142	178,345	NM
Impact of facility closure charges (net of tax)	—	600	(600)	NM
Impact of US Foods Financing Costs (net of tax)	22,719	2,347	20,372	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$309,162	$292,588	$16,574	5.7%

Diluted earnings per share (GAAP) (1)	$0.12	$0.43	$(0.31)	-72.1%
Impact of US Foods merger and integration planning costs	0.35	0.06	0.29	NM
Impact of US Foods Financing Costs	0.04	—	0.04	NM

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$0.52	$0.49	$0.03	6.1%

Diluted shares outstanding	599,259,889	591,361,869

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. The tax impact of adjustments for Certain Items was $193,445 and $22,122 for the 13-week periods ended June 27, 2015 and June 28, 2014, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction. In FY14, the impact of the charge from a contingency accrual contained an estimated non-deductible portion.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended Jun. 27, 2015	52-Week Period Ended Jun. 28, 2014	52-Week Period Change in Dollars	52-Week Period % Change
Operating expenses (GAAP)	$7,322,154	$6,593,913	$728,241	11.0%
Impact of MEPP charge	—	(1,451)	1,451	NM
Impact of severance charge	(5,598)	(7,202)	1,604	-22.3
Impact of US Foods merger and integration planning costs	(554,667)	(90,571)	(464,095)	NM
Impact of change in estimate of self insurance	—	(23,841)	23,841	NM
Impact of contingency accrual	—	(20,000)	20,000	NM
Impact of facility closure charges	(2,203)	(3,443)	1,240	-36.0

subtotal - Impact of Certain Items on operating expenses	(562,468)	(146,508)	(415,959)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$6,759,687	$6,447,405	$312,282	4.8%

Operating Income (GAAP)	$1,229,362	$1,587,122	$(357,760)	-22.5%
Impact of Certain Items on operating income	562,468	146,508	415,959	NM

Operating income adjusted for certain items (Non-GAAP)	$1,791,830	$1,733,630	$58,200	3.4%

Interest Expense (GAAP)	$254,807	$123,741	$131,066	105.9%
Impact of US Foods financing costs	(138,422)	(6,790)	(131,632)	NM

Adjusted Interest Expense (Non-GAAP)	$116,385	$116,951	$(566)	-0.5%

Net earnings (GAAP)(1)	$686,773	$931,533	$(244,760)	-26.3%
Impact of MEPP charge (net of tax)	—	916	(916)	NM
Impact of severance charge (net of tax)	3,302	4,546	(1,244)	-27.4
Impact of US Foods merger and integration planning costs (net of tax)	327,149	57,176	269,973	NM
Impact of change in estimate of self insurance (net of tax)	—	15,050	(15,050)	NM
Impact of contingency accrual (net of applicable tax)	—	18,156	(18,156)	NM
Impact of facility closure charges (net of tax)	1,299	2,173	(874)	-40.2
Impact of US Foods Financing Costs (net of tax)	81,643	4,286	77,357	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$1,100,166	$1,033,836	$66,330	6.4%

Diluted earnings per share (GAAP) (1)	$1.15	$1.58	$(0.43)	-27.2%
Impact of severance charge	0.01	0.01	—	—
Impact of US Foods merger and integration planning costs	0.55	0.10	0.45	NM
Impact of change in estimate of self insurance	—	0.03	(0.03)	NM
Impact of contingency accrual	—	0.03	(0.03)	NM
Impact of US Foods Financing Costs	0.14	0.01	0.13	NM

Diluted EPS adjusted for certain items (Non-GAAP)(1)(2)	$1.84	$1.75	$0.09	5.1%

Diluted shares outstanding	596,849,034	590,216,220

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. Tax impact of adjustments for Certain Items was $287,497 and $55,844 for the 52-week periods ended June 27, 2015 and June 28, 2014, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction. In FY14, the impact of the charge from a contingency accrual contained an estimated non-deductible portion.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	52-Week Period Ended June 27, 2015	52-Week Period Ended June 28, 2014	52-Week Period Change in Dollars	52-Week Period % Change
Net cash provided by operating activities (GAAP)	$1,555,484	$1,492,815	$62,669	4.2%
Additions to plant and equipment	(542,830)	(523,206)	(19,624)	-3.8
Proceeds from sales of plant and equipment	24,472	25,790	(1,318)	-5.1

Free Cash Flow (Non-GAAP)	$1,037,126	$995,399	$41,727	4.2%

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA RECLASSIFIED FOR NEW SEGMENT REPORTING STRUCTURE (Unaudited)

(In Thousands)

	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15	52-Week Period
	June 27, 2015	Mar. 28, 2015	Dec. 27, 2014	Sep. 27, 2014	June 27, 2015
Sales:
Broadline	$9,869,730	$9,262,260	$9,548,847	$9,971,375	$38,652,212
SYGMA	1,468,388	1,506,352	1,559,863	1,541,612	6,076,215
Other	1,418,336	1,294,917	1,305,179	1,252,086	5,270,518
Intersegment	(354,516)	(316,870)	(326,815)	(319,992)	(1,318,193)

Total	$12,401,938	$11,746,659	$12,087,074	$12,445,081	$48,680,752

	Q4 FY14	Q3 FY14	Q2 FY14	Q1 FY14	52-Week Period
	June 28, 2014	Mar. 29, 2014	Dec. 28, 2013	Sep. 28, 2013	June 28, 2014
Sales:
Broadline	$9,723,245	$8,874,748	$8,872,641	$9,337,417	36,808,051
SYGMA	1,595,365	1,522,978	1,536,271	1,523,190	6,177,804
Other	1,282,747	1,163,315	1,123,405	1,109,487	4,678,954
Intersegment	(314,365)	(283,557)	(294,348)	(255,827)	(1,148,097)

Total	$12,286,992	$11,277,484	$11,237,969	$11,714,267	46,516,712

	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15	52-Week Period
	June 27, 2015	Mar. 28, 2015	Dec. 27, 2014	Sep. 27, 2014	June 27, 2015
Operating Income:
Broadline	$724,289	$574,691	$582,598	$686,375	$2,567,953
SYGMA	2,411	5,158	7,803	5,150	20,522
Other	33,224	31,239	33,695	37,727	135,885

Total	$759,924	$611,088	$624,096	$729,252	$2,724,360

	Q4 FY14	Q3 FY14	Q2 FY14	Q1 FY14	52-Week Period
	June 28, 2014	Mar. 29, 2014	Dec. 28, 2013	Sep. 28, 2013	June 28, 2014
Operating Income:
Broadline	$661,313	$573,535	$547,362	$644,698	$2,426,908
SYGMA	10,739	8,754	10,212	8,343	38,048
Other	36,264	39,365	34,240	32,550	142,419

Total	$708,316	$621,654	$591,814	$685,591	$2,607,375